Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

May 11, 2006

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10006

Re:	The Nasdaq Stock Market, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to The Nasdaq Stock Market, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-131373) (the “Registration Statement”), filed on January 30, 2006 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and any prospectus supplements, as amended or supplemented filed by the Company with the Commission under Rule 424(b) of the Act relating to the sale, from time to time, of up to 14,201,625 shares (the “Offered Shares”) of common stock, $0.01 par value per share, of the Company ( “Common Stock”) by certain selling stockholders of the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement relating to the Common Stock;

(b) the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and as certified by the Secretary of State of the State of Delaware (the “Certificate of Incorporation”);

(c) the Amended and Restated Bylaws of the Company, as currently in effect and as certified by the Secretary of the Company (the “Bylaws”);

(d)	a specimen certificate representing the Common Stock; and

(e)	certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the registration of the Common Stock and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic, certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering the opinion set forth below, we have relied solely on the stock record books of the Company in determining the number of issued and outstanding shares of capital stock of the Company and have assumed that the consideration recited in the resolutions of the Board of Directors, the Audit Committee and the Finance Committee (or any committee thereof) of the Company approving the issuance of all such shares has been received in full by the Company (other than such shares of the Common Stock that were issued as a stock dividend, for which no consideration was required). We have assumed that the certificates representing the Offered Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and conform to the specimen certificate examined by us evidencing the Common Stock.

Our opinion set forth herein is limited to Delaware corporate law and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and any prospectus supplement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined law on the opinion herein stated. The Offered Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Offered Shares being sold by the selling stockholders have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in a prospectus supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP